Exhibit 99.2

CENTRAL STEEL AND WIRE COMPANY

Condensed Consolidated Financial Statements

March 31, 2018

CENTRAL STEEL AND WIRE COMPANY

CENTRAL STEEL AND WIRE COMPANY

Condensed Consolidated Balance Sheets

March 31, 2018 and December 31, 2017

	2018	2017
	(unaudited, in millions)
Assets
Current assets:
Cash and cash-equivalents	$20.1	$36.9
Receivables, less allowance for doubtful accounts of $0.9 in 2018 and 2017	71.7	55.0
Inventories	46.6	36.3
Income taxes	1.2	0.3
Other	0.6	0.5

Total current assets	140.2	129.0

Deferred income taxes	13.5	13.8
Property, plant, and equipment, at cost	214.5	216.7
Less accumulated depreciation	(177.5)	(179.1)

Property, plant, and equipment, net	37.0	37.6

Total assets	$190.7	$180.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28.5	$17.5
Accrued expenses	7.7	7.3

Total current liabilities	36.2	24.8

Accrued pension and postretirement health benefits	30.9	30.3
Stockholders’ equity:
Common stock, $5 par value per share:
Authorized, 287,000 shares in 2018 and 2017; issued and outstanding, 245,784 in 2018 and 245,954 in 2017	1.2	1.2
Capital in excess of par value	0.7	0.7
Accumulated other comprehensive loss	(16.1)	(16.9)
Earnings reinvested in business	137.8	140.3

Total stockholders’ equity	123.6	125.3

Total liabilities and stockholders’ equity	$190.7	$180.4

See accompanying notes to condensed consolidated financial statements.

CENTRAL STEEL AND WIRE COMPANY

Condensed Consolidated Statements of Operations

Three months ended March 31, 2018 and 2017

	2018	2017
	(unaudited, in millions)
Net sales	$172.4	$146.6
Cost of merchandise sold	141.0	117.5
Operating, selling, and administrative expenses	34.6	32.9
Interest income, net	(0.1)	(0.1)

	175.5	150.3

Loss before income taxes	(3.1)	(3.7)

Income taxes:
Federal	(0.7)	(1.2)
State	(0.2)	(0.3)

	(0.9)	(1.5)

Net loss	$(2.2)	$(2.2)

See accompanying notes to condensed consolidated financial statements.

CENTRAL STEEL AND WIRE COMPANY

Condensed Consolidated Statements of Comprehensive Loss

Three months ended March 31, 2018 and 2017

	2018	2017
	(unaudited, in millions)
Net loss	$(2.2)	$(2.2)
Other comprehensive loss, net of tax:
Pension and postretirement health plans:
Amortization of prior service benefit	(0.2)	(0.2)
Amortization of actuarial loss	0.4	0.3
Settlement charge	0.6	0.5

Comprehensive loss	$(1.4)	$(1.6)

See accompanying notes to condensed consolidated financial statements.

CENTRAL STEEL AND WIRE COMPANY

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2018 and 2017

	2018	2017
	(unaudited, in millions)
Cash flows of operating activities:
Net loss	$(2.2)	$(2.2)
Depreciation	1.0	1.0
Loss on sale of equipment	—	0.1
Changes in assets and liabilities	(15.0)	(1.6)

Cash for operating activities	(16.2)	(2.7)

Cash flows of financing activities:
Dividends paid	(0.1)	(0.1)
Repurchase and retirement of common stock	(0.1)	(0.2)

Cash for financing activities	(0.2)	(0.3)

Cash flows of investing activities:
Additions to property, plant, and equipment	(0.4)	(0.3)

Cash for investing activities	(0.4)	(0.3)

Net decrease in cash and cash-equivalents	$(16.8)	$(3.3)

Income taxes paid	$—	$—

See accompanying notes to condensed consolidated financial statements.

CENTRAL STEEL AND WIRE COMPANY

Notes to Condensed Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Inventories are valued at cost, using the last-in, first-out method (LIFO), which is lower than market. The excess of current cost over LIFO value amounted to approximately $109.2 million at March 31, 2018 and $102.8 million at December 31, 2017. The liquidation of LIFO inventory layers had no material impact on the periods ended March 31, 2018 and March 31, 2017.

Property, plant, and equipment are stated at cost. Depreciation is calculated using accelerated methods with the exception of approximately $30.4 million at March 31, 2018 and December 31, 2017, respectively, of equipment placed into service at Central Coil Processing, which is depreciated under the straight-line methods.

On February 13, 2012, the Company entered into a line of credit with Wells Fargo Bank (“the Facility”), which provided for a maximum of $30.0 million of additional liquidity. There were no borrowings against the Facility at any time during its term. The Facility required the Company to maintain certain financial and nonfinancial covenants. The Facility expired on June 30, 2017.

Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The condensed consolidated financial statements as of March 31, 2018 and for the three-month period ended March 31, 2018 are unaudited, but in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results for such periods. The year-end condensed consolidated balance sheet data contained in this report was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s financial statements included in Exhibit 99.1 of this Form 8-K for the year ended December 31, 2017.

(2)	Benefit Plans

The Company’s defined benefit pension plan, covering substantially all personnel, provides benefits based on five-year average compensation and years of service. Contributions are made when allowable under ERISA. The Company has not made any contributions to the pension plan fund through the three months ended March 31, 2018 and anticipates that it will have a minimum pension contribution funding of approximately $2.5 million for the remaining nine months of 2018.

Pension and profit sharing expenses amount to $1.6 million and $1.5 million for the three months ended March 31, 2018 and 2017, respectively.

Postretirement health benefit expense amounted to $0.3 million for the three-month periods ended March 31, 2018 and 2017.

(3)	Stockholders’ Equity

Average number of shares outstanding was 245,839 and 250,318 at March 31, 2018 and 2017, respectively.

(4)	Comprehensive Income

Amounts reclassified out of accumulated other comprehensive loss as pension and postretirement health costs totaled $1.1 million and $1.0 million for the three months ended March 31, 2018 and 2017, respectively. These costs are included in operating, selling, and administrative expenses.